Exhibit 99.1

Investors Title Company Announces First Quarter 2011 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--April 29, 2011--Investors Title Company today announced its results for the quarter ended March 31, 2011. The Company reported net income of $1,019,207, or $0.46 per diluted share, compared with $17,415, or $0.01 per diluted share, for the prior year period.

Total revenues increased 46.2% versus the prior year period to $20,022,020, primarily due to a 51.6% increase in net premiums written. The premium growth is mainly attributable to the Company’s recent expansion into Texas, as well as to an overall increase in purchase transactions insured.

Agent commissions increased 94.3% over the prior year as a result of growth in agency premiums and an increase in agent business from markets with higher premium rates, primarily Texas. Excluding commissions and premium taxes, which fluctuate with the amount of premiums written, operating expenses decreased 5.1% versus the prior year period, mostly due to the reduction in claims expense. Claims expense benefitted from favorable loss development in recent policy years, as well as from a decline in the relative share of North Carolina business as a percentage of the total. Since North Carolina’s premium rates are less than half the national average, the resulting loss ratio for North Carolina business is higher than for our other markets. In addition, the Company continues to benefit from lower occupancy and operating costs in its branch offices.

Chairman J. Allen Fine added, “We are pleased to report an increase in revenues driven by continued expansion of our agent base, as well as a favorable mix of business. Operating expense comparisons remain favorable, driven by positive developments in claims loss rates and the continued impact of cost reduction initiatives from the past several years. Our balance sheet remains very strong, and we continue to focus on enhancing our competitive strengths and market presence.”

Investors Title Company is engaged through its subsidiaries in issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, and banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding activity in the U.S. real estate market, future enhancement of our operational efficiency or agency-based expansion. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three Months Ended March 31, 2011 and 2010
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Revenues:
Underwriting income:
Premiums Written	$17,912,286	$11,829,821
Less-premiums for reinsurance ceded	46,698	43,519
Net premiums written	17,865,588	11,786,302
Investment income-interest and dividends	899,372	906,622
Net realized (loss) gain on investments	(26,160)	25,150
Other	1,283,220	979,337
Total Revenues	20,022,020	13,697,411

Operating Expenses:
Commissions to agents	10,879,586	5,599,451
Provision for claims	721,626	1,312,404
Salaries, employee benefits and payroll taxes	4,691,996	4,484,312
Office occupancy and operations	963,927	1,088,405
Business development	387,547	274,296
Filing fees, franchise and local taxes	214,113	145,422
Premium and retaliatory taxes	405,473	300,946
Professional and contract labor fees	308,524	365,078
Other	103,021	111,682
Total Operating Expenses	18,675,813	13,681,996

Income Before Income Taxes	1,346,207	15,415

Provision (Benefit) For Income Taxes	327,000	(2,000)

Net Income	$1,019,207	$17,415

Basic Earnings Per Common Share	$0.46	$0.01

Weighted Average Shares Outstanding - Basic	2,234,480	2,285,134

Diluted Earnings Per Common Share	$0.46	$0.01

Weighted Average Shares Outstanding - Diluted	2,239,500	2,295,164

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2011 and December 31, 2010
(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Investments in securities:
Fixed maturities:
Available-for-sale, at fair value	$85,418,326	$86,033,557
Equity securities, available-for-sale, at fair value	15,595,241	13,872,370
Short-term investments	20,895,922	27,203,550
Other investments	2,746,936	2,888,958
Total investments	124,656,425	129,998,435

Cash and cash equivalents	11,599,535	8,117,031
Premiums and fees receivable, net	5,316,144	7,253,786
Accrued interest and dividends	946,078	1,150,602
Prepaid expenses and other assets	2,509,104	2,688,723
Property acquired in settlement of claims	119,938	127,938
Property, net	3,605,828	3,672,317
Current income taxes receivable	378,256	-
Deferred income taxes, net	-	476,534

Total Assets	$149,131,308	$153,485,366

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$37,722,000	$38,198,700
Accounts payable and accrued liabilities	9,659,492	10,301,495
Current income taxes payable	-	1,056,356
Deferred income taxes, net	357,932	-
Total liabilities	47,739,424	49,556,551

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,156,078 and 2,282,596 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively, excluding 291,676 shares for 2011 and 2010 of common stock held by the Company's subsidiary)	1	1
Retained earnings	95,233,547	98,240,109
Accumulated other comprehensive income	6,158,336	5,688,705
Total stockholders' equity	101,391,884	103,928,815

Total Liabilities and Stockholders' Equity	$149,131,308	$153,485,366

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three Months Ended March 31, 2011 and 2010
(Unaudited)

	Three Months Ended
	March 31
	2011	%	2010	%
Branch	$3,696,280	20.7	$3,749,800	31.8

Agency	14,169,308	79.3	8,036,502	68.2

Total	$17,865,588	100.0	$11,786,302	100.0

CONTACT:
For Investors Title Company
Elizabeth B. Lewter, 919-968-2200